Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Appoints New Member to the Board of Directors

April 16, 2009	NASDAQ:	SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced that effective April 15, 2009, it is expanding the current Board of Directors to six members and appointing James A. Fitzhenry as a new director. Mr. Fitzhenry is currently Schmitt’s Executive Vice President.

Jim Fitzhenry has been the Company’s Executive Vice President since June 2008. Prior to joining the Company, Mr. Fitzhenry was President of Capital Strategies Group, a consulting firm specializing in federal government business development and government relations, which he founded in 2007. Prior to that time, Mr. Fitzhenry served for 15 years as a senior executive with FLIR Systems, Inc. Mr. Fitzhenry holds a B.A. from the University of Oregon and J.D. and M.B.A. degrees from Willamette University.

Mr. Fitzhenry joins Schmitt’s six-member Board of Directors, which includes Wayne A. Case, President and CEO of Schmitt; Maynard Brown, a Barrister & Solicitor in Canada; David Hudson, managing principal of Gemini Value Partners, LLC; Timothy Hennessy, the President of Prudent Energy Inc.; and Michael Ellsworth, former COO of ADE Corporation and former CEO of Electro Scientific Industries, Inc.

Schmitt President Wayne Case stated, “Schmitt is pleased to welcome Mr. Fitzhenry to our Board of Directors. Mr. Fitzhenry’s participation on our Board will enhance our emphasis on new product development and further growth of our domestic and international markets.”

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications and ultrasonic measurement products for remote monitoring of chemical storage tanks (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or to address changes to this release made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258